Exhibit 99.1

MONDAY, JANUARY 31, 2005

Apropos Contact

Apropos Investors Relations Contact

Frank Leonard	Leslie Loyet
Apropos Technology	Financial Relations Board
Phone: (630) 472-9600 ext. 7724	Phone: (312) 640-6672
E-mail: frank.leonard@apropos.com	E-mail: lloyet@financialrelationsboard.com

APROPOS TECHNOLOGY REPLACES A DIRECTOR

Oakbrook Terrace, IL – January 31, 2005 — Apropos Technology (Nasdaq: APRS), a leading provider of real time multi-channel interaction management solutions, today announced the appointment of Steven M. Capelli as an additional director of the Company.  Mr. Capelli will also serve a member of the Company’s Audit Committee.

Steven M. Capelli is the Senior Vice President and General Manager of North American Operations at Sybase, Inc. (NYSE: SY).  Mr. Capelli maintains responsibility for direct and channel sales, consulting, customer support and partners.  He has been with Sybase for seven years, managing field operations in North America, Europe and Asia Pacific.  Before joining Sybase, Mr. Capelli spent five years at Siemens-Pyramid, where he held a variety of positions, including chief financial officer, vice president of Inter Continental Sales and director of Field Operations.  Mr. Capelli has also worked in finance and operations roles at Digital Equipment Corp., Unisys and W.R. Grace & Company.

Steven Capelli replaces Jaime Ellertson, who resigned after serving for four years as a director of Apropos effective January 27, 2005.

David McCrabb, interim CEO and President of Apropos, stated:  “Mr. Capelli’s experience and expertise will be valuable addition to the Board.  Apropos will miss the advice and insight that Jaime Ellertson has given us and thanks him for his service to the Company.”

About Apropos Technology

Apropos Technology, Inc. (NASDAQ: APRS) develops and markets one of the industry’s leading business communications platforms, providing an open, system independent application suite for real time, multi-channel interaction management. This application platform enables companies to personalize and intelligently manage all of their customer, employee, and vendor interactions, thereby reducing costs, improving communications and operating efficiency, and increasing overall revenue opportunities. The application provides timely and accurate information on communications of all types to those within the business who need visibility into real time business performance and trends. This information enables customers to react immediately to changing business conditions and make informed strategic decisions. The company’s award-winning solution has received seven (7) US patents for call center related technology inventions, including a patent on the concept of blending multi-channel communications into a single, universal queuing system. The solution intelligently classifies, prioritizes, routes and reports on each business interaction, based on the value of each interaction, across a variety of communications media, including Voice, E-mail, Web, Fax, and Voice over IP (VoIP). Apropos Technology serves over 300 clients worldwide from its Corporate headquarters in Oakbrook Terrace, Ill., and from its European headquarters in the United Kingdom. Additional information about Apropos and its products can be found at http://www.apropos.com.